                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           AMERICA SERVICE GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           AMERICA SERVICE GROUP INC.

                               105 WESTPARK DRIVE
                                   SUITE 300
                           BRENTWOOD, TENNESSEE 37027

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
America Service Group Inc.:

     The Annual Meeting of Stockholders of America Service Group Inc. (the "Company") will be held at NationsBank Plaza, Third Floor, 414 Union Street,
Nashville, Tennessee, on                , 1999, at 10:00 a.m., local time, to
consider and vote on:

          1. The election of directors for the ensuing year;

          2. To ratify the Company's issuance in a private placement of (i) $15 million aggregate principal amount of the Company's 12% Convertible Bridge Notes due January 26, 2000 (the "Notes") with detachable warrants (the "Warrants") to purchase shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and (ii) 50,000 shares of the Company's Series A Preferred Stock, par value $ .01 per share (the "Preferred Stock," and collectively with the Notes and the Warrants, the "Convertible Securities"), and to authorize the issuance of shares of Common Stock and Preferred Stock upon the conversion or exercise, as applicable, of the Convertible Securities;

          3. The ratification of the appointment of Ernst & Young LLP as independent auditors for 1999; and

          4. Such other matters as may properly come before the meeting or any adjournments thereof.

     The close of business on                , 1999, has been fixed as the
record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the offices of the Company in Brentwood, Tennessee. Your attention is directed to the proxy statement accompanying this notice.

     You are cordially invited to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. You may revoke your proxy at any time prior to its use.

                                          By Order of the Board of Directors,

                                          JEAN L. BYASSEE
                                          Secretary

Brentwood, Tennessee
               , 1999

                           AMERICA SERVICE GROUP INC.

                               105 WESTPARK DRIVE
                                   SUITE 300
                           BRENTWOOD, TENNESSEE 37027

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD           , 1999
                             ---------------------

     This Proxy Statement is furnished to the holders of shares of (i) the $.01 par value per share Common Stock (the "Common Stock") of America Service Group Inc. (the "Company") and (ii) the $.01 par value per share Series A Convertible Preferred Stock of the Company (the "Preferred Stock") in connection with the solicitation by the Company's Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held at NationsBank Plaza, Third Floor, 414
Union Street, Nashville, Tennessee, on           , 1999, at 10:00 a.m. local
time, and at any adjournments thereof (the "1999 Annual Meeting"). It is anticipated that this Proxy Statement and accompanying form of proxy will be
first sent to stockholders on or about           , 1999.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person, by telephone or otherwise. The Company may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals at the Company's expense. The Company has retained Chase Mellon Shareholder Services to aid in
solicitation of proxies at a fee of approximately $          , plus certain
expenses.

                               VOTING PROCEDURES

VOTING STOCK

     Only holders of record of the Common and Preferred Stock, as of the close
of business on           , 1999 (the "Record Date"), will be entitled to vote at
the 1999 Annual Meeting. The Company had outstanding 3,576,163 shares of Common Stock and 50,000 shares of Preferred Stock on the Record Date. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders. Each share of Preferred Stock entitles the holder thereof to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted as of the Record Date. The holders of shares of Preferred Stock are entitled to vote together with the holders of the Common Stock as a single class on all matters being submitted to the Company's stockholders, except as otherwise stated in this Proxy Statement. As of the Record Date, the holders of the Preferred Stock were entitled to an
aggregate of      votes.

     Stockholders who do not expect to attend the 1999 Annual Meeting are urged to execute and return the enclosed proxy card promptly. Any stockholder signing and returning a proxy may revoke the same at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company or by voting in person at the meeting. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the 1999 Annual Meeting in accordance with the directions given. With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to each other proposal being submitted to the stockholders for their consideration, stockholders may (i) vote "FOR" such proposal, (ii) vote "AGAINST" such proposal, or (iii) abstain from voting on such proposal. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all nominees for director, "FOR" the proposal to ratify the Private Placement (as defined) and to authorize the Stock Issuance (as defined) and "FOR" the proposal to ratify appointment of Ernst & Young LLP as independent accountants for 1999. Management knows of no other matters that may come before the meeting for consideration by the stockholders. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

QUORUM AND VOTING REQUIREMENTS

     A quorum at the 1999 Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock and Preferred Stock that are outstanding and entitled to vote. A plurality of the votes entitled to be cast by the holders of all shares of Common Stock and Preferred Stock that are present at the 1999 Annual Meeting and entitled to vote will be necessary to elect the director-nominees listed herein. A majority of the votes entitled to be cast by the holders of all shares of Common Stock that are present at the meeting and entitled to vote will be necessary to ratify the Private Placement and authorize the Stock Issuance. A majority of the votes entitled to be cast by the holders of all shares of Common Stock and Preferred Stock that are present at the meeting and entitled to vote will be necessary to ratify the appointment of Ernst & Young LLP as independent auditors. Abstentions and proxies relating to "street name" shares for which brokers have not received voting instructions from the beneficial owner ("Broker Non-Votes") are counted in determining whether a quorum is present. With respect to all matters submitted to the stockholders for their consideration, other than the election of directors, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any given proposal, whereas Broker Non-Votes will have no effect in determining whether any given proposal has been approved by the stockholders. In the election of directors, the nominees receiving the highest number of votes will be elected. Therefore, withholding authority to vote for a director nominee will have no effect.

          INFORMATION AS TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth certain information, including ownership of the Common Stock, as of March 23, 1999, with respect to: (i) each director or nominee; (ii) each executive officer; and (iii) all directors and executive officers as a group. Except as set forth under the caption "Principal Stockholders" with respect to David A. Freeman, none of such persons owned any shares of Preferred Stock.

                                  PRINCIPAL OCCUPATION OR                NUMBER OF SHARES
                                EMPLOYMENT (BY THE COMPANY    DIRECTOR      OF COMMON
        NAME AND AGE            UNLESS OTHERWISE INDICATED)    SINCE     STOCK OWNED (1)    PERCENTAGE
        ------------           -----------------------------  --------   ----------------   ----------
Michael Catalano, 47           President and Chief Executive    1998           50,666           1.4%
                               Officer since September 1,
                               1998; Executive Vice
                               President of Development,
                               General Counsel and Secretary
                               of the Company from July 1996
                               to September 1, 1998; Senior
                               Vice President Planning and
                               Development and Chief Legal
                               Counsel of Magellan Health
                               Services, Inc. (formerly
                               Charter Medical Corporation)
                               from 1989 through February
                               1996.
William D. Eberle, 75(2)       Chairman of the Executive        1991           49,000(3)        1.4%
                               Committee of the Board of
                               Directors since September 1,
                               1998; Chairman of the Board
                               of Directors

                                  PRINCIPAL OCCUPATION OR                NUMBER OF SHARES
                                EMPLOYMENT (BY THE COMPANY    DIRECTOR      OF COMMON
        NAME AND AGE            UNLESS OTHERWISE INDICATED)    SINCE     STOCK OWNED (1)    PERCENTAGE
        ------------           -----------------------------  --------   ----------------   ----------
                               from March 1995 to Septem-
                               ber 1, 1998; Chairman,
                               Manchester Associates, Ltd.,
                               an international consulting
                               company, since 1995; Of
                               Counsel to Kaye Scholer,
                               Fierman, Hays & Handler, a
                               law firm, since 1993.
David A. Freeman, 37           Member of Ferrer Freeman         1999(3)       664,100(4)       15.7%
                               Thompson & Co., General Part-
                               ner of Health Care Capital
                               Partners L.P. and Health Care
                               Executive Partners L.P., each
                               of which is an investment
                               management company, since
                               October 1995; Managing
                               Director of J.P. Morgan &
                               Co., Inc., an investment
                               banking firm, from Septem-
                               ber 1983 through September
                               1995.
John W. Gildea, 55(5)          Managing Director, Gildea        1986           39,115           1.1%
                               Management Co., an investment
                               management company.
Carol R. Goldberg, 68(6)       President, AVCAR Group, Ltd.,    1991           23,000             *
                               a management consulting firm.
Jeffrey L. McWaters, 42        Chairman, President and Chief     N/A                0            --
                               Executive Officer of
                               Amerigroup Corporation
                               (formerly Americaid, Inc.), a
                               managed health care company,
                               since October 1994; President
                               and Chief Executive Officer
                               of Options Mental Health, a
                               managed mental health care
                               company and a subsidiary of
                               First Hospital Corporation,
                               from 1991 through September
                               1994.
Richard M. Mastaler, 53        Chairman and Chief Executive      N/A                0            --
                               Officer of CCN Managed Care,
                               Inc., a managed health care
                               company, since August 1997;
                               Executive Vice
                               President -- Mergers and
                               Acquisitions and Product
                               Development of Magellan
                               Health Services, Inc., a
                               managed behavioral health
                               care company, from September
                               1996 through August 1997;
                               President and Chief Execu-
                               tive Officer of Unilab
                               Corporation, a clinical and
                               pathological

                                  PRINCIPAL OCCUPATION OR                NUMBER OF SHARES
                                EMPLOYMENT (BY THE COMPANY    DIRECTOR      OF COMMON
        NAME AND AGE            UNLESS OTHERWISE INDICATED)    SINCE     STOCK OWNED (1)    PERCENTAGE
        ------------           -----------------------------  --------   ----------------   ----------
                               laboratory, from April 1994
                               through March 1996.
Scott L. Mercy, 37             Chairman and Chief Executive     1996          361,000(7)        9.6%
                               Officer of LifePoint
                               Hospitals, a group of rural
                               hospitals to be spun out of
                               Columbia/HCA Healthcare Corp.
                               during the second quarter of
                               1999, since September 1998;
                               Chairman of the Board of
                               Directors since September 1,
                               1998; President and Chief
                               Executive Officer of the Com-
                               pany from April 1, 1996
                               through September 1, 1998;
                               Senior Vice
                               President -- Financial
                               Operations of Columbia/HCA
                               Healthcare Corporation from
                               1994 through 1995; Vice
                               President -- Financial
                               Operations and
                               Director -- Financial
                               Operations Support of
                               Hospital Corporation of
                               America from 1987 through
                               1994.
Richard D. Wright, 53          Chairman, President and Chief     N/A                0             *
                               Executive Officer of Covation
                               LLC, a provider of software
                               integration and data
                               management services for
                               health care providers and
                               organizations, since Decem-
                               ber 1998; Co-Founder and
                               Executive Vice President,
                               Corporate Services of PhyCor,
                               Inc., a physician practice
                               management company, from 1997
                               through December 1998;
                               Executive Vice President of
                               Operations from 1988 through
                               1997.
OTHER EXECUTIVE OFFICERS
Gerard F. Boyle, 44            Executive Vice President of        --           25,671             *
                               the Company since February
                               1998; President and Chief
                               Executive Officer of Prison
                               Health Services, Inc., a
                               wholly owned subsidiary of
                               the Company ("PHS"), since
                               March 1998; Vice President of
                               Operations of EMSA Correc-
                               tional Care, Inc., from
                               September 1996 through
                               February 1998; Vice President
                               and Administrator of Sales
                               for EMSA Correctional

                                  PRINCIPAL OCCUPATION OR                NUMBER OF SHARES
                                EMPLOYMENT (BY THE COMPANY    DIRECTOR      OF COMMON
        NAME AND AGE            UNLESS OTHERWISE INDICATED)    SINCE     STOCK OWNED (1)    PERCENTAGE
        ------------           -----------------------------  --------   ----------------   ----------
                               Care, Inc. from July 1994
                               through August 1996; Regional
                               Administrator for Operations
                               (Southeast Virginia) for EMSA
                               Correctional Care, Inc. from
                               January 1993 through July
                               1994.
Bruce A. Teal, 37              Senior Vice President and          --           23,807             *
                               Chief Financial Officer of
                               the Company since February
                               1998; Vice President,
                               Controller and Treasurer of
                               the Company from December
                               1996 through February 1998;
                               Vice President of Financial
                               Operations of Vendell
                               Healthcare from October 1992
                               through November 1996.
All continuing Directors and                                                1,236,359          27.6%
  executive officers as a
  group (10 persons)

---------------

  * Less than 1%
(1) Includes the following shares subject to options exercisable presently or within 60 days: Mr. Catalano, 44,000 shares; Mr. Eberle, 48,000 shares; Mr. Gildea, 38,000 shares; Ms. Goldberg, 23,000 shares; Mr. Mercy, 175,000 shares; Mr. Boyle, 25,000 shares; Mr. Teal, 22,110 shares; and all continuing directors and executive officers as a group, 375,110 shares.
(2) Mr. Eberle also serves on the Boards of Directors of Ampco-Pittsburgh Corporation, Mitchell Energy & Development Corporation, Konover Property Trust and Showscan Entertainment, Inc.
(3) Mr. Freeman was appointed to the Board of Directors on January 26, 1999 pursuant to the terms of the Securities Purchase Agreement (as defined below). See "Certain Transactions."
(4) Mr. Freeman is deemed to beneficially own the shares of Common Stock which are issuable upon the exercise of the Warrants and Preferred Stock issued to Health Care Capital Partners L.P. and Health Care Executive Partners L.P. See "Certain Transactions."
(5) Mr. Gildea also serves on the Boards of Directors of General Chemical Group Inc. and Konover Property Trust.
(6) Ms. Goldberg also serves on the Board of Directors of The Gillette Company and Selfcare, Inc.
(7) Includes 146,000 shares of Common Stock purchased by Mr. Mercy from the Company, 40,000 shares of Common Stock issued under the Old Mercy Agreement (as defined), (which are presently held in the name of his spouse and beneficial ownership of which he disclaims), and options to purchase 175,000 shares of Common Stock. The shares of Common Stock purchased by Mr. Mercy and the shares of Common Stock issued under the Old Mercy Agreement are subject to certain repurchase rights in favor of the Company and Mr. Mercy. See "Executive Compensation -- Employment Agreements."

                             PRINCIPAL STOCKHOLDERS

COMMON STOCK

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock, as of March 23, 1999, by each person who was known by the Company to own beneficially more than 5% of the Common Stock as of such date, based on information furnished to the Company. Except as otherwise indicated, each person has sole voting and dispositive power with respect to the shares beneficially owned by such person.

                                                                 SHARES
                                                              BENEFICIALLY    % OF SHARES
NAME AND ADDRESS                                                 OWNED        OUTSTANDING
----------------                                              ------------    -----------
A group comprised of Health Care Capital Partners L.P.
  ("Capital Partners")and Health Care Executive Partners
  L.P. ("Executive Partners")...............................    664,100(1)        15.7%
A group comprised of J. Carlo Cannell D/B/A Cannell Capital
  Management, Tonga Partners LP, Pleiades Investment
  Partners, LP, the Cuttyhunk Fund Limited and Canal
  Ltd.(2)...................................................    397,300(3)        11.1%
Scott L. Mercy..............................................    361,000(4)         9.6%
  Columbia/HCA
  4526 Harding Road
  Nashville, Tennessee 37205
Sirach Capital Management, Inc. ............................    267,000(5)         7.5%
  3323 One Union Square
  Seattle, Washington 98101
A group comprised of Mark E. Brady, Robert J. Suttman, III
  and Ronald Eubel..........................................    190,170(6)         5.3%
  777 Washington Village Drive
  Suite 210
  Dayton, Ohio 45459
A group comprised of Wachovia Corporation and Wachovia Bank,
  N.A. (collectively, the "Wachovia Group").................    183,500(7)         5.1%
  100 North Main Street
  Winston Salem, North Carolina 27104
A group comprised of Sandera Partners, L.P., Sandera Capital
  Management, L.L.C., Sandera Capital, L.L.C., John A.
  Bricker, Jr., Hunt Financial Partners, L.P. (collectively, the "Sandera Group"), and Newcastle Partners, L.P. and
  Mark Schwartz (collectively, the "Newcastle Group")(8)....    155,500(9)         4.4%

---------------

(1) Includes shares of Common Stock issuable upon exercise of the Warrants and the Preferred Stock issued to Capital Partners and Executive Partners on January 26, 1999 which such entities are deemed to beneficially own. Based on a Schedule 13D filed with the SEC on February 5, 1999, Capital Partners beneficially owns 637,788 shares of Common Stock and Executive Partners beneficially owns 26,312 shares of Common Stock. See "Ratification of the Private Placement and Approval of the Stock Issuance -- Description of the Proposal."
(2) The address of J. Carlo Cannell D/B/A Cannell Capital Management and Tonga Partners LP is 600 California Street, Floor 14, San Francisco, California 94108. The address of Pleiades Investment Partners, LP is 6022 West Chester Pike, Newtown Square, Pennsylvania 19073. The address of the Cuttyhunk Fund Limited is 73 Front Street, Hamilton, HM12, Bermuda. The address of Canal, Ltd. is 9 Church Street, HM 951, Hamilton HM DX, Bermuda.
(3) Based on a Schedule 13G filed with the SEC on March 1, 1999, J. Carlo Cannell D/B/A Cannell Capital Management beneficially owns 397,300 shares of Common Stock, Tonga Partners, LP beneficially owns 167,800 shares of Common Stock, Pleiades Investment Partners beneficially owns 46,600 shares of

    Common Stock, the Cuttyhunk Fund Limited beneficially owns 146,200 shares of Common Stock and Canal Ltd. beneficially owns 36,700 shares of Common Stock.
(4) Includes 146,000 shares of Common Stock purchased by Mr. Mercy from the Company, 40,000 shares of Common Stock issued under the Old Mercy Agreement (which are presently held in the name of his spouse and beneficial ownership of which he disclaims), and options to purchase 175,000 shares of Common Stock. The shares of Common Stock purchased by Mr. Mercy and the shares of Common Stock issued under the Old Mercy Agreement are subject to certain repurchase rights in favor of the Company and Mr. Mercy. See "Executive Compensation -- Employment Agreements."
(5) Based upon a Schedule 13G filed with the SEC on February 2, 1999.
(6) Based on a Schedule 13G filed with the SEC on March 11, 1999, each of Mark
    E. Brady, Robert J. Suttman and Ronald Eubel beneficially owns 190,170 shares of Common Stock.
(7) Based on a Schedule 13G filed with the SEC on February 12, 1999, each of Wachovia Corporation and Wachovia Bank, N.A. beneficially owns 183,500 shares of Common Stock.
(8) The address of each member of the Sandera Group is 1601 Elm Street, Suite 4000, Dallas, Texas 75201. The address of each member of the Newcastle Group is 4650 Cole Avenue, Suite 331, Dallas, Texas 75205.
(9) Based upon Amendment No. 1 to Schedule 13G filed with the SEC on February 16, 1999, the Sandera Group beneficially owns 151,500 shares of Common Stock, Newcastle Partners L.P. beneficially owns 4,000 shares and Mark Schwartz beneficially owns 155,500 shares.

PREFERRED STOCK

     Capital Partners owns 48,020 shares of Preferred Stock, which represents approximately 96% of the outstanding shares of Preferred Stock. Executive Partners owns 1,980 shares of Preferred Stock, which represents approximately 4% of the outstanding shares of Preferred Stock. The principal business address of Capital Partners and Executive Partners is c/o Ferrer Freeman Thompson & Co. LLC, The Mill, 10 Glenville Street, Greenwich, Connecticut 06831. The shares of Preferred Stock owned by Capital Partners and Executive Partners constitute all of the outstanding shares of Preferred Stock. The general partner of each of Capital Partners and Executive Partners is Ferrer Freeman Thompson & Co ("FFT"). David A. Freeman, a director and director-nominee of the Company, is a member of FFT and is thereby deemed to beneficially own all of the Preferred Stock owned by Capital Partners and Executive Partners.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the two most highly compensated executive officers other than the CEO (the "Named Executives") for each of the years 1996 through 1998. The Company has no executive officers other than the individuals named below.

                                          ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                               -----------------------------------------     -----------------------------------------
     NAME AND PRINCIPAL                                     OTHER ANNUAL     RESTRICTED     STOCK         ALL OTHER
          POSITION             YEAR    SALARY     BONUS     COMPENSATION      STOCK($)    OPTIONS(#)   COMPENSATION(1)
     ------------------        ----   --------   --------   ------------     ----------   ----------   ---------------
Scott L. Mercy(2)............  1998   $155,000   $175,375     $    --         $     --          --         $    --
                               1997    190,000         --          --               --          --          16,533
                               1996    138,846         --          --          350,000     175,000           9,223
Michael Catalano(3)..........  1998   $186,862   $187,832     $    --         $     --          --         $ 3,454
  President and Chief          1997    165,500         --      56,000(4)            --          --          13,384
  Executive Officer            1996     83,077         --          --               --      60,000           4,452
Gerard F. Boyle(5)...........  1998   $162,413   $ 71,445     $29,068(3)      $     --      85,000         $ 2,500
  Executive Vice               1997         --         --          --               --          --              --
  President and Chief          1996         --         --          --               --          --              --
  Operating Officer
Bruce A. Teal(6).............  1998   $159,259   $160,643     $    --         $     --      33,000         $ 2,500
  Senior Vice                  1997    115,000         --          --               --          --             102
  President and Chief          1996      4,423         --          --               --      17,000               9
  Financial Officer

---------------

(1) Includes matching contributions by the Company to its 401(k) Profit Sharing Plan and life and health insurance premiums paid by the Company on behalf of the Named Executives.
(2) Mr. Mercy became President and Chief Executive Officer of the Company on April 1, 1996. Mr. Mercy resigned his position as President and Chief Executive Officer on September 1, 1998.
(3) Mr. Catalano served as Executive Vice President of Development, General Counsel and Secretary of the Company from July 12, 1996 through September 1, 1998. Mr. Catalano became President and Chief Executive Officer of the Company on September 1, 1998.
(4) Represents reimbursement for relocation costs.
(5) Mr. Boyle became Executive Vice President and Chief Operating Officer of the Company on February 12, 1998.
(6) Mr. Teal served as Vice President, Controller and Treasurer of the Company from December 10, 1996 through February 20, 1998. Mr. Teal became Senior Vice President and Chief Financial Officer of the Company on February 20, 1998.

STOCK OPTION GRANTS AND VALUES

     The following table sets forth certain information with respect to stock options granted to the Named Executives during 1998 and the potential realizable value of such options.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                             NUMBER OF                                                     ANNUAL RATE OF
                             SECURITIES     % OF TOTAL                                       STOCK PRICE
                             UNDERLYING    OPTIONS/SARS                                   APPRECIATION FOR
                              OPTIONS/      GRANTED TO    EXERCISE OR                        OPTION TERM
                            SARS GRANTED   EMPLOYEES IN   BASE PRICE     EXPIRATION     ---------------------
NAME                            (#)        FISCAL YEAR      ($/SH)          DATE         5%($)       10%($)
----                        ------------   ------------   -----------   -------------   --------   ----------
Michael Catalano
  Feb. 20, 1998...........     12,000           3.7           9.69      Feb. 20, 2008    73,080      185,280
  Sept. 1, 1998...........     50,000          15.8           8.69      Sept. 1, 2008   273,000      692,000
Gerald Boyle
  Feb. 12, 1998...........     75,000          23.4          9.376      Feb. 12, 2008   442,500    1,120,500
  Sept. 1, 1998...........     10,000           3.1           8.69      Sept. 1, 2008    54,600      138,400
Bruce Teal
  Feb. 20, 1998...........     33,000          10.3           9.69      Feb. 20, 2008   200,970      509,520

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information with respect to option exercises by the Named Executives during 1998 and the value of options owned by the Named Executives at December 31, 1998.

                                                                         NUMBER OF
                                                                   SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                       AT FY-END(#)          AT FY-END($)(1)
                                         SHARES                    ---------------------   --------------------
                                       ACQUIRED ON      VALUE          EXERCISABLE/            EXERCISABLE/
NAME                                   EXERCISE(#)   REALIZED($)       UNEXERCISABLE          UNEXERCISABLE
----                                   -----------   -----------   ---------------------   --------------------
Scott L. Mercy.......................         --      $     --             175,000/0         $     743,750/-
Michael Catalano.....................         --            --         40,000/82,000               -/225,406
Gerard F. Boyle......................         --            --              0/85,000               -/315,380
Bruce A. Teal........................         --            --         11,220/38,780          41,374/130,643

---------------

(1) Based on the closing price of the Common Stock on the Nasdaq National Market System on December 31, 1998 of $13.00 per share.

EMPLOYMENT AGREEMENTS

     Scott L. Mercy was employed as President and Chief Executive Officer of the Company from April 1, 1996 through September 1, 1998 pursuant to an employment agreement, which was amended on June 30, 1997 (the "Old Mercy Agreement"). The Old Mercy Agreement provided for a minimum annual base salary of $190,000, an annual bonus based upon performance objectives, and such additional compensation as determined by the Compensation Committee from time to time. On September 1, 1998, Mr. Mercy and the Company amended and restated the Old Mercy Agreement (the "New Mercy Agreement") pursuant to which Mr. Mercy was appointed Chairman of the Board of Directors. Pursuant to the New Mercy Agreement, Mr. Mercy was paid a base salary of $60,000 for his service as Chairman of the Board during 1998. For years after 1998, the New Mercy Agreement establishes a minimum annual base salary of $24,000 and such additional compensation as may be determined by the Compensation Committee from time to time. Pursuant to the Old Mercy Agreement, Mr. Mercy purchased 146,000 shares of Common Stock from the Company at $8.75 per share, the mean between the high and low sale prices for the Common Stock on April 1, 1996, received 40,000 shares as a restricted stock award under the Company's Incentive Stock Plan, and was awarded options to purchase 175,000 additional shares of Common Stock, at $8.75 per share. Pursuant to the Old Mercy Agreement the restricted stock and stock options were to vest in installments over four years, or earlier in one-third installments when the closing price of the Common Stock reached $12, $14 and $16, respectively. Mr. Mercy's restricted stock and stock options vested in 1996 when the closing price of the Common Stock exceeded $16 per share. Pursuant to the New Mercy Agreement, Mr. Mercy has the right to require the Company to purchase (and the Company has the right to require Mr. Mercy to sell), at a price not less than $9.90 per share, the purchased shares and the award shares, but not the option shares, upon Mr. Mercy's termination of employment. Mr. Mercy is subject to certain non-competition and confidentiality agreements following termination. The New Mercy Agreement provides for perpetual employment until terminated by 30 days written notice by either party. The New Mercy Agreement also provides that the Board of Directors shall take all necessary actions to ensure that Mr. Mercy is slated as a management nominee to the Board and elected Chairman of the Board during his employment. Pursuant to the New Mercy Agreement, Mr. Mercy may terminate his position as Chairman of the Board, remain a director and otherwise continue his employment under the New Mercy Agreement, unless it is otherwise terminated.

     Michael Catalano was employed as Executive Vice President of Development, General Counsel and Secretary of the Company from July 12, 1996 through September 1, 1998 pursuant to an employment agreement (the "Old Catalano Agreement") which established a minimum annual base salary of $160,000 and such additional compensation as determined by the Compensation Committee from time to time. On September 1, 1998, Mr. Catalano and the Company amended and restated the Old Catalano Agreement (the "New Catalano Agreement") pursuant to which Mr. Catalano was appointed President and Chief Executive Officer of the Company. The New Catalano Agreement establishes a minimum annual base salary of $190,000 and such additional compensation as may be determined by the Compensation Committee from time to time. Pursuant to the Old Catalano Agreement, on July 12, 1996, the Company awarded to Mr. Catalano options to purchase 60,000 shares of Common Stock at an exercise price of $13.125 per share under the Company's Amended Incentive Stock Plan. The stock options vest ratably on each of the succeeding three anniversaries of the date of the options and shall be exercisable for a period of ten years from the date of the grant. Upon termination without cause or a change of control of the Company, all unexercised stock options granted to Mr. Catalano under the Company's Amended Incentive Stock Plan shall accelerate and immediately vest. The issuance of the Preferred Stock to Capital Partners and Executive Partners upon conversion of the Notes would constitute a change of control under the New Catalano Agreement. Also, in the event of termination as a result of death or disability, termination without cause or termination following a change in control of the Company, Mr. Catalano or his estate is entitled to two-year's compensation plus an amount equal to the incentive compensation that Mr. Catalano would have earned in the year of termination, not to be less than 45% of Mr. Catalano's annual base salary on the date of termination. Mr. Catalano is subject to certain non-competition and confidentiality agreements following termination. The New Catalano Agreement provides for perpetual employment until terminated by appropriate written notice by either party. The New Catalano Agreement also provides that the Board of Directors shall take all necessary actions to ensure that Mr. Catalano is slated as a management nominee to the Board during his employment.

     On February 12, 1998, Gerard F. Boyle entered into an employment agreement (the "Boyle Agreement") with the Company pursuant to which he was appointed Executive Vice President and Chief Operating Officer of the Company. The Boyle Agreement establishes a minimum annual salary of $180,000 and such additional compensation as may be determined by the Compensation Committee from time to time. The Boyle Agreement provides for perpetual employment until terminated by either party upon thirty days notice. If there is a change of control of the Company, all unexercised stock options granted to Mr. Boyle under the Company's Amended Incentive Stock Plan shall accelerate and immediately vest. The issuance of the Preferred Stock to Capital Partners and Executive Partners upon conversion of the Notes would constitute a change of control under the Boyle Agreement. Also, in the event of a termination without cause, including termination following a change in control, Mr. Boyle's options shall vest and his annual base salary as of the date of his termination shall be continued for one year following such termination date. Mr. Boyle is subject to certain non-competition and confidentiality agreements following termination.

     On February 20, 1998, Bruce Teal entered into an employment agreement (the "Teal Agreement") with the Company pursuant to which he was appointed Senior Vice President and Chief Financial Officer of the Company. Mr. Teal had been serving as Vice President, Controller and Treasurer of the Company since

December 1996; however, the Company and Mr. Teal had not entered into an employment agreement for his service in that capacity. The Teal Agreement establishes a minimum annual salary of $160,000 and such additional compensation as may be determined by the Compensation Committee from time to time. The Teal Agreement provides for perpetual employment until terminated by either party upon thirty days notice. If there is a change of control of the Company, all unexercised stock options granted to Mr. Teal under the Company's Amended Incentive Stock Plan shall accelerate and immediately vest. The issuance of the Preferred Stock to Capital Partners and Executive Partners upon conversion of the Notes would constitute a change of control under the Teal Agreement. Also, in the event of a termination without cause, including termination following a change in control, Mr. Teal's options shall vest and his annual base salary as of the date of his termination shall be continued for one year following such termination date. Mr. Teal is subject to certain non-competition and confidentiality agreements following termination.

COMPENSATION OF DIRECTORS

     During 1998, the Company granted each non-employee Director options to purchase 4,000 shares of Common Stock at an exercise price of $13.56 per share for serving on the Board and its committees. The Chairman of the Board of Directors of the Company until September 1, 1998, Mr. William D. Eberle, was also paid $25,000 for consulting services which he provided to the Company during 1998. Directors who are also employees of the Company receive no additional compensation from the Company for attendance at Board or committee meetings. Under the terms of the Company's Amended Incentive Stock Plan, any person who is not an employee or independent contractor of the Company and who becomes a Director will receive an option to purchase 15,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date such person becomes a Director. Such options will vest with respect to 25% of the shares covered thereby on each successive anniversary of the date of grant. David A. Freeman was granted such options, effective January 26, 1999, upon his appointment to the Board.

                              CERTAIN TRANSACTIONS

     David A. Freeman, a director and a director-nominee of the Company, is a member of FFT. On January 26, 1999, the Company entered into the Securities Purchase Agreement (as defined) and certain other agreements with Capital Partners and Executive Partners, investment management companies whose general partner is FFT, pursuant to which the Company issued the Convertible Securities to Capital Partners and Executive Partners. See "Ratification of the Private Placement and Approval of the Stock Issuance -- Description of the Proposal." Capital Partners and Executive Partners currently own 100% of the outstanding shares of the Preferred Stock, the Notes and the Warrants. In addition, if the Stock Issuance is approved by the Company's stockholders at the 1999 Annual Meeting, Capital Partners and Executive Partners will have the right to receive additional shares of Preferred Stock upon conversion of the Notes and shares of Common Stock upon conversion of the Preferred Stock and the Warrants. Mr. Freeman is deemed to beneficially own the Convertible Securities currently owned by Capital Partners and Executive Partners and will be deemed to beneficially own any additional Convertible Securities or Common Stock acquired by Capital Partners and Executive Partners.

     On the January 26, 1999, the Board of Directors appointed Mr. Freeman to the Board of Directors, pursuant to a provision of the Securities Purchase Agreement which obligated the Company to appoint a designee of Capital Partners and Executive Partners to the Board of Directors on the date of the closing of the Securities Purchase Agreement. See "Ratification of the Private Placement and Approval of the Stock Issuance -- Summary of the Securities Purchase Agreement -- Board of Directors Representation." Pursuant to the Securities Purchase Agreement, if the stockholders approve the Stock Issuance at the 1999 Annual Meeting, the Company will be obligated to increase the number of members of the Board of Directors to nine and to nominate designees of Capital Partners and Executive Partners to three of the nine directorships. Capital Partners and Executive Partners have designated Mr. Freeman, Richard D. Wright and Jeffrey L. McWaters to be nominated to directorships. FFT has a 17.3% ownership interest in Amerigroup Corporation of which Mr. McWaters is Chairman, President and Chief Executive Officer.

     Scott L. Mercy, Chairman of the Board of Directors, is a limited partner of Executive Partners. His interest in Executive Partners represents 1.5% of Executive Partners' capital.

     Scott L. Mercy is Chairman and Chief Executive Officer of LifePoint Hospitals, a group of rural hospitals owned by Columbia/HCA Healthcare Corp. ("Columbia"). Richard M. Mastaler, a director-nominee, is the Chairman and Chief Executive Officer of CCN Managed Care, Inc. In ordinary course of its business, the Company makes payments to Columbia and CCN for health care services rendered by Columbia and CCN to the Company on terms no less favorable than those that it would have received from independent third parties.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") of the Board of Directors consists of five non-employee members of the Board of Directors. The Incentive Stock Committee (the "Stock Committee"), which is responsible for administering the Company's Amended Incentive Stock Plan, is comprised of Ms. Goldberg, Mr. Bogan, Mr. Bovender, and Mr. Gildea.

EXECUTIVE COMPENSATION POLICIES

     Generally, the Company's executive compensation program is designed to be competitive with that offered by other companies against which the Company competes for executive resources. At the same time, the Company links a significant portion of executive compensation to the achievement of the Company's short- and long-term financial and strategic objectives and to the performance of the Common Stock. The Company's executive compensation program consists of three primary elements: base salary, annual incentive bonus and stock options or other stock benefits. Base salary is intended to be competitive in the marketplace. However, although the Committee considers competitive data, salaries are determined subjectively by the Committee rather than by reference to any specific target group of companies. Base salary is reviewed at a minimum annually and adjusted based on changes in competitive pay levels, the executive's performance as measured against individual, business group, and Company-wide goals, as well as changes in the executive's role in the Company. The Committee awards incentive bonuses to the Named Executives based on the achievement of certain targets and objectives which are set at the beginning of each year. The Company does not make annual stock option or other stock benefit grants to all executives. Rather, the Stock Committee determines each year which, if any, executives will receive benefits, based on individual performance and each executive's existing stock option position.

EXECUTIVE OFFICER COMPENSATION

     On September 1, 1998, the Company promoted Michael Catalano from Executive Vice President of Development and General Counsel to President and Chief Executive Officer of the Company. During February 1998, the Company recruited Gerard F. Boyle to become Executive Vice President and Chief Operating Officer of the Company and the Company promoted Bruce A. Teal from Vice President, Controller and Treasurer to Senior Vice President and Chief Financial Officer of the Company. The base compensation, incentive bonus and stock option agreements entered into by the Company with such individuals were determined by arm's-length negotiations between the Committee and other members of the Board of Directors and such individuals. The Committee believes that the specific base compensation, incentive bonus and stock option arrangements were necessary to attract and retain management of the caliber sought by the Board. Future adjustments of such arrangements will be made in accordance with the general principles outlined above.

     For 1998, the Committee authorized annual bonuses to the Named Executive Officers in amounts equal to up to 45% of base compensation, based upon the performance of the Company against defined objectives, plus certain additional compensation if the Company exceeded the defined objectives. The Company achieved the defined performance objectives. Accordingly, the Committee awarded bonuses for 1998 equal to 45% of each executive officer's base compensation. The amount of such bonuses paid to Messrs. Mercy, Catalano, Boyle and Teal was $66,000, $85,500, $71,445 and $72,000, respectively.

     In October 1997, the Company entered into a merger agreement with MedPartners, Inc. ("MedPartners"), pursuant to which the Company would have been acquired by MedPartners. The Company terminated the merger agreement during the first quarter of 1998 because of a material decline in the value of the proposed merger consideration. The Company's management was required to negotiate a release and settlement agreement with MedPartners pursuant to which the merger agreement was terminated and the Company was compensated for damages it incurred as a result of the termination of the proposed merger. The Committee awarded Messrs. Mercy, Catalano and Teal cash bonuses of $109,375, $102,332 and $88,643, respectively, and Messrs. Catalano and Teal options to purchase 12,000 and 33,000 shares of Common Stock, respectively, based on their performance in connection with the negotiation of the settlement agreement.

COMPENSATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Michael Catalano has served as President and Chief Executive Officer of the Company since September 1, 1998 pursuant to the New Catalano Agreement. See "Executive Compensation -- Employment Agreements." The terms of the agreement were approved by the Committee and the Stock Committee. During 1998, the Company
(i) paid Mr. Catalano a bonus of $102,332 and awarded him 12,000 stock options in connection with negotiation of the settlement agreement with MedPartners referred to above, (ii) awarded Mr. Catalano 50,000 stock options in connection with his assumption of new responsibilities as President and Chief Executive Officer and (iii) paid Mr. Catalano an incentive bonus of $85,500, equal to 45% of his base annual compensation, based upon the Company achieving defined performance objectives. The Committee believes that the incentive bonuses awarded to Mr. Catalano's created an appropriate relationship between Mr. Catalano's level of compensation and the Company's performance.

     Scott L. Mercy served as President and Chief Executive Officer of the Company from April 1, 1996, through September 1, 1998 pursuant to the Old Mercy Agreement. See "Executive Compensation -- Employment Agreements." The terms of the agreement, including the restricted stock awards and stock options issued pursuant to the agreement, were approved by the Committee, the Stock Committee and subsequently by the stockholders. The employment agreement provided for the payment of an annual bonus to Mr. Mercy in an amount to be determined by the Committee based upon the performance of the Company against defined objectives. The target amount of the bonus was to be an amount equal to Mr. Mercy's base compensation, in no event to exceed an amount equal to twice Mr. Mercy's base salary. Amounts less than the target amount could be paid for performance less than the pre-approved performance targets, and cash bonuses in excess of the target amount were to be paid for performance in excess of the pre-approved targets, or otherwise at the discretion of the Committee. Mr. Mercy received a bonus of $66,000 for 1998. During 1998, the Company paid Mr. Mercy an additional cash bonus of $109,375 for his work in connection with the negotiation of the settlement agreement with MedPartners referred to above. The Committee believes that the incentive bonuses awarded to Mr. Mercy created an appropriate relationship between Mr. Mercy's level of compensation and the Company's performance.

     This report by the Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                                          Respectfully submitted by
                                          The Compensation Committee:

                                          CAROL R. GOLDBERG, Chair
                                          THOMAS F. BOGAN
                                          JACK O. BOVENDER, JR.
                                          WILLIAM D. EBERLE
                                          DAVID A. FREEMAN
                                          JOHN W. GILDEA

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee at any time during the last fiscal year served as an officer of, or was employed by, the Company. Furthermore, none of the executive officers of the Company currently serves as a director or member of the compensation committee of any other entity or any other committee of the board of directors of another entity performing similar functions.

                               PERFORMANCE GRAPH

     The following graph sets forth the total return (stock price plus dividends) on a $100 investment in each of (i) the Company's Common Stock, (ii) the Wilshire 5000 Index and (iii) the NASDAQ Health Care Services Index, from December 31, 1993 through December 31, 1998.

                           AMERICA SERVICE GROUP INC.

                            STOCK PERFORMANCE GRAPH

                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1993
                           WITH DIVIDENDS REINVESTED

---------------------------------------------------------------------------------------
                               Dec-93    Dec-94    Dec-95    Dec-96    Dec-97    Dec-98
---------------------------------------------------------------------------------------
America Service Group Inc.      $100      $180      $274      $369      $542      $467
---------------------------------------------------------------------------------------
Wilshire 5000                   $100      $100      $136      $165      $217      $268
---------------------------------------------------------------------------------------
Nasdaq Health Services Index    $100      $107      $136      $136      $138      $119
---------------------------------------------------------------------------------------

                     ELECTION OF DIRECTORS (PROPOSAL NO. 1)

     On January 26, 1999, the Board of Directors increased the size of Board of Directors from seven to eight directors and appointed David A. Freeman, a designee of Capital Partners and Executive Partners, to the newly-created vacant directorship pursuant to a provision of the Securities Purchase Agreement which obligated the Company to so increase the size of the Board of Directors and appoint a designee of Capital Partners and Executive Partners to the vacant directorship. If Proposal No. 2 is approved by the Stockholders, the Notes will be converted to Preferred Stock. Upon conversion of the Notes, pursuant to the Securities Purchase Agreement, the Company will further be obligated to increase the size of the Board of Directors to nine directors and to nominate designees of Capital Partners and Executive Partners to three of the directorships. If, however, the stockholders do not approve Proposal No. 2, the Notes will not be converted to Preferred Stock and the Company will be obligated to maintain the number of directors at eight members and to nominate a designee of Capital Partners and Executive Partners to only one of the directorships.

     Accordingly, the number of directors to be elected at the annual meeting will be contingent on whether the stockholders approve Proposal No. 2. In anticipation of the stockholders approving Proposal No. 2, the Board of Directors has increased the size of the Board to nine members and has nominated nine directors, six of whom are Company nominees and three of whom are designees of Capital Partners and Executive Partners. The Company nominees are Michael Catalano, William D. Eberle, John W. Gildea, Carol R. Goldberg, Scott L. Mercy and Richard M. Mastaler. The designees of Capital Partners and Executive Partners are David A. Freeman, Richard D. Wright, and Jeffrey L. McWaters. If Proposal No. 2 is approved by the stockholders, each of these nine nominees, if elected, will become a director and collectively those nine directors will constitute the full Board of Directors.

     If Proposal No. 2 is not approved, the Board of Directors will reduce the number of members of the Board of Directors to eight and Capital Partners and Executive Partners will only be entitled to one director-nominee. The six Company nominees, if elected, will still become directors. In addition, Mr. Freeman will be the one designee of Capital Partners and Executive Partners nominated to the Board, and, if elected, Mr. Freeman will become a director. If Proposal No. 2 is not approved by the stockholders, Messrs. Wright and McWaters will not become directors, even if they otherwise receive sufficient votes from the stockholders. If Proposal No. 2 is not approved by the stockholders, the six Company nominees and Mr. Freeman, if elected, will constitute seven of the eight members of the Board of Directors and the Board of Directors will thereafter appoint a substitute director to fill the vacancy on the Board.

     The Board has nominated the nine nominees listed above to serve as a directors until the next annual meeting of stockholders in 2000 or until their successors are elected and qualified. Each of the nominees other than Messrs. Wright, McWaters and Mastaler is currently a member of the Board of Directors. Each nominee has consented to serve on the Board until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. If any of the nominees should be unable to serve for any reason (which management has no reason to anticipate at this time), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or eliminate the vacancy. The affirmative vote of a plurality of votes entitled to be cast by the holders of all shares of Common and Preferred Stock that are present in person or by proxy and entitled to vote at the 1999 Annual Meeting is required to elect the persons nominated.

     Mr. Catalano, the President and Chief Executive Officer of the Company, has entered into the New Catalano Agreement which provides, among other things, that the Board shall, during the term of such employment agreement, take all necessary steps to ensure that Mr. Catalano is slated as a management nominee to the Board. See "Executive Compensation -- Employment Agreements."

     Mr. Mercy, the Chairman of the Board of Directors of the Company, has entered into the New Mercy Agreement which provides, among other things, that the Board shall, during the term of such employment agreement, take all necessary steps to ensure that Mr. Mercy is slated as a management nominee to the Board and is appointed Chairman of the Board. See "Executive
Compensation -- Employment Agreements."

     The Board of Directors recommends a vote FOR each nominee for director.

                     RATIFICATION OF THE PRIVATE PLACEMENT
                       AND APPROVAL OF THE STOCK ISSUANCE

                               ("PROPOSAL NO. 2")

DESCRIPTION OF THE PROPOSAL

     The Board of Directors is requesting that the stockholders ratify the Company's issuance of (i) $15.0 million aggregate principal amount of the Company's 12% Subordinated Convertible Bridge Notes due January 26, 2000 (the "Notes") with detachable warrants (the "Warrants") to purchase an aggregate of 135,000 shares of the Common Stock and (ii) 50,000 shares of Preferred Stock (the "Initial Preferred Stock") for an aggregate purchase price of $5.0 million. The Notes, Warrants and Initial Preferred Stock were issued in a private placement (the "Private Placement") which was consummated on January 26, 1999 simultaneously with the Company's acquisition of EMSA Government Services, Inc. ("EMSA"), which was a wholly-owned subsidiary of InPhyNet Administrative Services, Inc. ("InPhyNet"). InPhyNet is a wholly-owned subsidiary of MedPartners. The Board of Directors is also asking that the stockholders approve the issuance of the shares of Preferred Stock that are issuable upon conversion of the Notes and the shares of Common Stock that are issuable upon conversion or exercise of the Warrants and Preferred Stock, as described below (the "Stock Issuance"). The Notes, Warrants and Preferred Stock are referred to collectively as the "Convertible Securities."

     The summaries contained herein of certain provisions of the Securities Purchase Agreement, the Notes, the Warrants, the Certificate of Designation of the Preferred Stock (the "Preferred Stock Certificate"), the Registration Rights Agreement, the "Stock Purchase Agreement" (as defined) and the "First Amendment" (as defined) are qualified in their entirety by reference to all the provisions of such documents, including the definitions therein of certain terms which are not otherwise defined herein. Copies of all such documents except the Stock Purchase Agreement, which was filed as an exhibit to the Company's Current Report on Form 8-K which was filed on January 5, 1999, were filed as exhibits to the Company's Current Report on Form 8-K which was filed on February 10, 1999.

RATIONALE FOR THE PROPOSAL

     The Common Stock is currently traded on The Nasdaq Stock Market National Market System maintained by the National Association of Securities Dealers, Inc. ("Nasdaq"). The rules of Nasdaq require that the Company obtain stockholder approval in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash, the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. The conversion of the Notes into shares of Preferred Stock and the issuance of shares of Common Stock upon the conversion or exercise of the Convertible Securities would cause the number of shares of Common Stock issuable in connection with the securities issued in connection with the Company's acquisition of EMSA to exceed 20% of the number of shares of Common Stock outstanding. Therefore, the Board of Directors is seeking the stockholders' ratification of the Private Placement and the approval of the Stock Issuance.

EFFECT OF THE ADOPTION OF THE PROPOSAL

     If the stockholders adopt Proposal 2, the Company will convert the Notes into shares of Preferred Stock. The issuance of shares of Common Stock upon the conversion or exercise of the Convertible Securities may be dilutive to the interests of the holders of the currently outstanding shares of Common Stock. Stockholder ratification of the Private Placement will also, pursuant to Delaware law, preclude a subsequent stockholder challenge to the Private Placement. The Board of Directors is unaware of any pending or threatened challenge to the Private Placement; it is seeking ratification of the Private Placement and approval of the Stock Issuance for the reasons set forth above. See "-- Rationale for the Proposal."

     If the stockholders fail to adopt Proposal No. 2, the Company will suffer certain adverse financial consequences, as follows: (i) the Company will be required to secure sufficient financing to redeem the Notes on their maturity date, January 26, 2000; (ii) if the Notes are not so redeemed, effective as of such maturity date, the interest rate on the Notes will increase by 0.05% per month, to a maximum monthly interest rate of 1.5% (which is equivalent to an annual interest rate of 18%) and the holders of the Initial Preferred Stock will be entitled to receive annual dividends (in addition to any dividend otherwise payable) at a rate of 7.0% until the Notes are redeemed; and (iii) the exercise price of the Warrants will be reduced, effective on the maturity date of the Notes, to $0.01. There can be no assurance that the Company will be able to obtain the financing required to redeem the Notes on their maturity date, or, if the Company is able to obtain such financing, that the terms of such financing would be favorable to the Company. The Company's ability to obtain such financing is restricted pursuant to the terms of the Credit Facility (as defined). If the Company is unable to refinance the Notes, the Company could be in default with respect to certain covenants contained in the Credit Facility. Such defaults could permit acceleration of the indebtedness outstanding pursuant to the Credit Facility. If the stockholders fail to adopt Proposal No. 2, resulting in the Company not being able to convert the Notes into Preferred Stock, the Company will continue to be obligated to comply with the Notes Covenants (as defined), which currently restrict the ability of the Company and its subsidiaries to incur additional indebtedness, enter into certain agreements and take other actions which the Company may deem to be desirable in conduct of its business. Furthermore, if the stockholders fail to adopt Proposal No. 2, the stockholders of the Company, or any one or more of them, will retain the right to challenge the Private Placement.

INTERESTS OF CERTAIN PERSONS

     Certain members of the Board of Directors have interests in the approval of Proposal No. 2 which are in addition to the interests of the Company's stockholders. See "Certain Transactions" for a description of such interests.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends that each stockholder vote in favor of Proposal No. 2. A majority of the votes entitled to be cast by the holders of all shares of Common Stock that are present at the meeting and entitled to vote will be necessary to adopt Proposal No. 2. In connection with entering into the Securities Purchase Agreement, Capital Partners and Executive Partners entered into a letter agreement with Scott L. Mercy, the Chairman of the Board of Directors, pursuant to which Mr. Mercy agreed to vote his shares of Common Stock, and granted Capital Partners and Executive Partners a proxy to vote his shares of Common Stock, (i) to approve the Stock Issuance and any transactions appropriate to implement the Stock Issuance, (ii) against actions or agreements that would result in a material breach of the Securities Purchase Agreement and (iii) against any action or agreement that would impede, interfere with or attempt to discourage approval of the Stock Issuance. As of March 23, 1998, Mr. Mercy owned 146,000 shares of Common Stock, representing approximately 4.1% of the outstanding shares of Common Stock as of such date.

     The Company consummated the Private Placement in order to finance, in part, its acquisition of EMSA. In approving the Private Placement and the acquisition of EMSA and in formulating its recommendation that the stockholders approve Proposal No. 2, the Board of Directors considered, among other things, the strategic and business reasons for such transactions described below and the opinion (the "Fairness Opinion") rendered to the Board of Directors by SunTrust Equitable Securities Corporation ("SunTrust Equitable") that the consideration paid or received by the Company, as the case may be, (i) for EMSA, (ii) for the Convertible Securities and (iii) for the Senior Debt (as defined), with all such transactions being taken as a whole, was fair, from a financial point of view, to the holders of shares of the Common Stock. Stockholders are urged to read carefully the descriptions of such strategic and business reasons, the Fairness Opinion, the EMSA acquisition and the terms of the Convertible Securities set forth below.

     Strategic and Business Reasons. The Company believes that, as a result of its acquisition of EMSA, it will have access to new clients and new markets and it will be able to offer additional services. The acquisition of EMSA has also strengthened the Company's management team, particularly in the area of marketing.

From a financial standpoint, the Company believes that the EMSA will permit it to increase its profitability by leveraging fixed corporate overhead over a larger revenue base and an increased inmate population and by eliminating duplicative corporate and regional selling, general and administrative expenses. Furthermore, the Company believes that the EMSA acquisition will lessen its dependence on a few significant contracts as a result of the diversification of the Company's revenues. The Company's acquisition of EMSA is consistent with its strategy of achieving growth through acquisitions.

     The Fairness Opinion. The Company retained SunTrust Equitable to act as financial advisor in connection with the EMSA acquisition, the issuance of the Convertible Securities and the incurrence of the Senior Debt. On December 18, 1998, SunTrust Equitable delivered an oral opinion to the Board of Directors, confirmed in writing, that, based upon and subject to factors and assumptions set forth in the opinion, and as of the date of such opinion, the consideration to be paid or received by the Company, as the case may be, (i) for the outstanding shares of EMSA's common stock (the "EMSA Stock"), (ii) for the Convertible Securities and (iii) for the Senior Debt, with all such transactions being taken as a whole, is fair, from a financial point of view, to the holders of shares of the Common Stock. SunTrust Equitable subsequently confirmed its opinion in writing on January 26, 1999, the date of the consummation of the EMSA acquisition.

     The full text of the SunTrust Equitable opinion, which sets forth assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached to this Proxy Statement as Annex A. The SunTrust Equitable opinion is not a recommendation to any stockholder of the Company as to how to vote on Proposal No. 2. This summary of the SunTrust Equitable opinion is qualified in its entirety by reference to the full text of the SunTrust Equitable opinion.

     In arriving at its opinion, SunTrust Equitable considered certain publicly-available information as well as other information concerning the Company, MedPartners and EMSA, which was provided to SunTrust Equitable by the Company. The information considered included:

     - the Stock Purchase Agreement;

     - the term sheet, dated November 13, 1998, entered into between the Company and FFT regarding the Convertible Securities (the "Convertible Securities Term Sheet");

     - the term sheet, dated November 13, 1998, entered into between the Company and NationsBank regarding the Senior Debt (the "Senior Debt Term Sheet");

     - financial reports and forecasts provided by the Company and EMSA;

     - the financial terms of precedent transactions involving public and private companies, including both health maintenance organizations ("HMOs") and corrections companies ("Corrections Companies");

     - the financial position and operating results of three different sets of public companies comprising HMOs, physician practice management companies ("PPMs"), and Corrections Companies; and

     - the anticipated pro forma financial effects of the EMSA acquisition to the Company.

     SunTrust Equitable also held discussions with the management and representatives of the Company and EMSA concerning the historical and current operations, financial condition, business, strategic objectives and prospects and the anticipated benefits of the EMSA acquisition to the Company. Furthermore, SunTrust Equitable conducted such additional financial analyses and considered such other factors as it deemed appropriate.

     In rendering its opinion, SunTrust Equitable relied upon, without independent verification, the accuracy and completeness of the information reviewed. SunTrust Equitable assumed that the financial projections provided by the Company and EMSA were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Company and EMSA concerning the future financial performance of the Company and EMSA and the potential strategic implications and operational benefits anticipated from the EMSA acquisition. SunTrust Equitable has not made any independent valuation or appraisal of the assets or liabilities of EMSA, nor has SunTrust Equitable been furnished with such appraisals. The SunTrust Equitable opinion does not address the solvency of the Company.

     SunTrust Equitable further assumed that:

     - the Company would acquire the EMSA Stock under the Stock Purchase Agreement, with each of the parties performing everything required to be done by it under the Stock Purchase Agreement and with all conditions to each party's obligations being satisfied without waiver, except to the extent that any non-compliance or waiver would not be material to SunTrust Equitable's analysis;

     - all material governmental, regulatory or other approvals and consents required in connection with the consummation of the EMSA acquisition would be obtained, without any restrictions, amendments or waivers which would have a material adverse effect on EMSA or the Company or materially reduce the contemplated benefits of the EMSA acquisition;

     - definitive documents would be negotiated and executed with respect to the Convertible Securities and the Senior Debt which contain terms and conditions reasonably customary for such securities and indebtedness that currently are available to similarly situated entities; and

     - the terms of the Convertible Securities and the Senior Debt in the definitive documents relating thereto would not vary from the terms set forth in the Convertible Securities Term Sheet or the Senior Debt Term Sheet, as the case may be, in any regard that would be material to its analysis.

     The SunTrust Equitable opinion is based upon economic, monetary, stock market and other conditions existing as of the date of such opinion and does not address the fairness of the consideration to be paid or received by the Company, as the case may be, in these transactions as of any other date. Furthermore, forecasts of future financial performance prepared by the Company and EMSA and relied on by SunTrust Equitable may not be indicative of future results because such analyses contain assumptions as to industry performance, general business and economic conditions and other matters beyond the control of the Company and EMSA.

     The SunTrust Equitable opinion encompasses the consideration to be paid or received by the Company, as the case may be, (i) for the EMSA Stock, (ii) for the Convertible Securities and (iii) for the Senior Debt, with all such transactions being taken as a whole. As such, the SunTrust Equitable opinion should be considered in its entirety.

     The following paragraphs summarize the material quantitative analyses performed by SunTrust Equitable in arriving at the opinion delivered to the Company's Board.

     Analysis of Certain Publicly-Traded Companies. Due to the unique nature of the Company's business, SunTrust Equitable selected certain companies from industries which it considered to have aspects of comparability to the Company and EMSA and their respective businesses: HMOs, due to similarities between the nature of their businesses and their funding sources; PPMs, because of the market's view of EMSA as a subsidiary of MedPartners and the market's assessment of PPMs generally; and Corrections Companies, which is the sector to which the Company and EMSA provide their services. Using publicly-available information, SunTrust Equitable reviewed the current stock prices, market capitalization and debt levels relative to various historical operating measures and earnings expectations forecasted by securities analysts. SunTrust Equitable noted that, based upon closing stock market prices and multiples on December 15, 1998, the $67.0 million in cash paid by the Company (the "Acquisition Consideration") was within the range of multiples of the publicly-traded companies it considered. The implied multiple of Acquisition Consideration to EMSA's 1998 estimated EBITDA was 8.8x. To the extent the $27.6 million working capital surplus is deducted from the Acquisition Consideration of $67.0 million (resulting in adjusted Acquisition Consideration of $39.4 million), the EMSA acquisition implies an EBITDA multiple of 5.2x.

                                                                TRAILING 12 MONTH
                                                                 EBITDA MULTIPLE
                                                              ----------------------
                                                              HIGH    LOW    AVERAGE
                                                              -----   ----   -------
HMOs........................................................  10.2x   3.9x     7.9x
PPMs........................................................  17.0x   3.9x     8.2x
Corrections Companies.......................................  19.9x   7.4x    13.6x

     Discounted Cash Flow Analysis. Using the information provided by the Company, SunTrust Equitable performed a standalone discounted cash flow analysis for EMSA. Based upon this analysis, SunTrust Equitable noted that the value of the Acquisition Consideration to be paid by the Company was below the range of the values calculated by this analysis.

                                                                                            EMSA
                                                          LOW              HIGH        PURCHASE PRICE
                                                     --------------   --------------   --------------
Implied adjusted enterprise value(1)...............  $102.6 million   $141.9 million   $67.0 million

---------------

(1) Including a working capital surplus of $27.6 million.

     Analysis of Precedent Acquisition Transactions. Using publicly-available information, SunTrust Equitable reviewed precedent merger and acquisition transactions involving public and private companies, including both HMOs and Corrections Companies. SunTrust Equitable examined 47 transactions involving HMOs since May 8, 1992, and 37 transactions involving Corrections Companies since February 1, 1993. Each transaction was evaluated for the aggregate transaction value relative to various financial measures for the targets in the most recent twelve-month period preceding the acquisition.

                                                              HMOS   CORRECTIONS   EMSA
                                                              ----   -----------   ----
Aggregate Transaction Value to:
  Trailing 12 months revenues...............................  1.0x      0.9x       0.4x
  Trailing 12 months gross profit...........................  5.8x      2.6x       5.5x
  Trailing 12 months EBITDA.................................  9.9x      5.3x       8.8x(1)

---------------

(1) Based upon Acquisition Consideration of $67.0 million. The deduction of a working capital surplus of $27.6 million would imply Acquisition Consideration of $39.6 million and an EBITDA multiple of 5.2x.

     Pro Forma Combination Analysis. SunTrust Equitable analyzed certain pro forma effects resulting from the EMSA acquisition. This pro forma combination analysis involved estimating the potential financial impact of the proposed transaction on the historical and projected financial performance of the Company. This analysis incorporated purchase accounting adjustments, assumptions with respect to structure and financing for the EMSA acquisition, and the effects of the cash utilized to fund the EMSA acquisition as well as the operating contribution of EMSA to the Company's financial performance. Based upon this analysis and assuming conversion of the Notes, SunTrust Equitable noted that the Company could contemplate a transaction in excess of the Acquisition Consideration which would not be dilutive to the Company's forecasted earnings for 1999.

Evaluation of Financing

     In its evaluation of the contemplated financing for the EMSA acquisition, SunTrust Equitable considered that the Company intended to finance the EMSA acquisition with a combination of (i) cash on hand, (ii) the Senior Debt and,
(iii) the proceeds from the sale of the Convertible Securities. SunTrust Equitable noted that certain terms of the Convertible Securities, including the ultimate conversion price of the Preferred Stock, were dependent upon the market price for the Common Stock during certain periods set forth in the Convertible Securities Term Sheet. These presently unascertainable variables could lead to a number of different outcomes. Accordingly, SunTrust Equitable analyzed two different scenarios:

     - The base case assumed (i) Capital Partners and Executive Partners acquired $15.0 million of Notes and $5.0 million of Preferred Stock from the Company, (ii) the Company acquired EMSA for approximately $67.0 million, (iii) the Notes are converted into Preferred Stock on June 30, 1999 and (iv) the Common Stock price appreciates modestly during the conversion price adjustment period.

     - The pessimistic case assumed (i) Capital Partners and Executive Partners acquired $15.0 million of Notes and $5.0 million of Preferred Stock from the Company, (ii) the Company acquired EMSA for approximately $67.0 million, (iii) the Notes are not converted into Preferred Stock and (iv) the Common Stock price does not appreciate during the conversion price adjustment period.

     SunTrust Equitable analyzed each of these scenarios with respect to (i) the impact on the Company's future financial performance, (ii) the covenants associated with the Senior Debt pursuant to the Credit Facility (as defined), and (iii) the percentage ownership of the Common Stock which might be owned by the purchasers of the Convertible Securities as a result of the potential adjustment in the conversion price of the Preferred Stock. The following table summarizes SunTrust Equitable's evaluation of the financing of the EMSA acquisition with the Convertible Securities and the Senior Debt:

                                                        BASE CASE         PESSIMISTIC CASE
                                                      --------------      -----------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Purchase price......................................  $      67,000         $     67,000
Estimated transaction costs.........................          2,500                2,500
                                                      -------------         ------------
Total uses..........................................         69,500               69,500
Notes issued........................................         15,000               15,000
Initial Preferred Stock.............................          5,000                5,000
Senior Debt drawn...................................         47,000               47,000
Cash used...........................................          2,500                2,500
                                                      -------------         ------------
Total sources.......................................         69,500               69,500
Notes converted.....................................  June 30, 1999                   No
Conversion price per share for Initial Preferred
  Stock.............................................  $        9.45         $       5.50
Common Shares issued upon conversion................      2,116,402              909,091
Warrants issued.....................................        135,000              135,000
Capital Partners and Executive Partners percentage
  ownership of ASG(1),(2)...........................          38.7%                22.6%
Covenants violated in 1999..........................           None                 None
Covenants violated in 2000 (and thereafter).........           None         Fixed Charge
Senior Debt retired.................................           2002                 2003

---------------

(1) Based on approximately 3.6 million shares of Common Stock outstanding.
(2) Although the pessimistic case indicates Capital Partners and Executive Partners ownership of 22.6%, the Convertible Securities Term Sheet limits the ownership of Capital Partners and Executive Partners to 19.9% prior to stockholder approval.

     SunTrust Equitable, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, SunTrust Equitable has performed investment banking and financial advisory services for the Company from time to time for which it has received compensation. In the ordinary course of business, SunTrust Equitable trades the equity securities of the Company and MedPartners for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such companies' securities.

     Pursuant to the engagement letter between the Company and SunTrust Equitable, the Company has paid SunTrust Equitable a fee of $325,000. The Company has also agreed to reimburse SunTrust Equitable for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify SunTrust Equitable and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under federal securities laws.

THE EMSA ACQUISITION

     On January 26, 1999, the Company purchased all of the outstanding stock of EMSA for $67.0 million in cash pursuant to a Stock Purchase Agreement, dated as of December 18, 1998 (the "Stock Purchase Agreement'), as amended by the First Amendment to Stock Purchase Agreement, dated as of January 26, 1999 (the "First Amendment"), between the Company and InPhyNet.

     EMSA conducts its operations through two wholly-owned subsidiaries, EMSA Correctional Care, Inc. ("EMSA Correctional") and EMSA Military Services, Inc. ("EMSA Military"), each of which the Company acquired pursuant to its acquisition of EMSA. EMSA Correctional provides comprehensive managed health care solutions to state and local correctional facilities, managing health care for approximately 70,000 inmates. Following the EMSA acquisition, the Company, through EMSA Correctional and Prison Health Services, Inc., the Company's operating subsidiary, manages health care for approximately 133,000 inmates in 25 states. EMSA Military contracts with the U.S. Department of Defense (the "DOD") and the Veterans Administration (the "VA") to provide emergency medicine and primary health care services to active and retired military personnel and their dependents at medical facilities operated by the DOD and the VA. EMSA Military currently provides such services for military personnel and their dependents at 10 DOD and VA medical facilities.

     The purchase price paid to InPhyNet was subject to increase or decrease on a dollar-for-dollar basis by an amount equal to the amount by which EMSA's working capital (as defined in the Stock Purchase Agreement), as reflected on its balance sheet as of January 25, 1999 (the "Closing Date Balance Sheet"), was in excess of or was less than $27.6 million. The Closing Date Balance Sheet reflected working capital of $24.0 million. Accordingly, InPhyNet repaid $3.6 million of the purchase price. The Company will account for the EMSA acquisition using the purchase method of accounting.

     In connection with the EMSA acquisition, the Company and all of its subsidiaries, including EMSA, EMSA Correctional and EMSA Military, entered into an Amended and Restated Credit Agreement, dated as of January 26, 1999, with NationsBank, as Administrative Agent and Issuing Bank, which provides for a senior, secured revolving credit facility (the "Credit Facility") of up to $52.0 million (the "Senior Debt"). The Company also entered into a Securities Purchase Agreement, dated as of January 26, 1999 (the "Securities Purchase Agreement"), with Capital Partners and Executive Partners. The Company used approximately $47.0 million in borrowings under the Credit Facility and the aggregate $20.0 million in proceeds received from the Private Placement to partially finance the EMSA acquisition. The Company used its cash on hand to finance the remainder of the purchase price for the EMSA acquisition

SUMMARY OF THE NOTES

     General. The aggregate principal amount of the outstanding Notes is $15.0 million. The Notes will mature on January 26, 2000 and are subject to annual interest on the unpaid principal at a rate of 12%. As long as the Notes remain outstanding, interest on the Notes is due and payable monthly, in arrears, in cash at the rate of 1% per month. At maturity, the aggregate principal amount of the Notes, plus accrued and unpaid interest, is payable in cash. The Notes are unsecured and subordinated to all indebtedness of the Company arising under the Credit Facility.

     Timing of Stockholder Approval of the Convertible Securities. The Securities Purchase Agreement obligates the Company to convene a meeting of the Company's stockholders (the "Stockholder Meeting") to consider and vote upon ratifying the issuance of the Warrants and the Initial Preferred Stock and to authorize the Stock Issuance as soon as practicable following the Closing Date, but no later than July 26, 1999. Within 30 days after the obtaining stockholder approval of the Stock Issuance (the "Stockholder Approval"), the Company is also obligated have the Common Stock issuable upon conversion of Preferred Stock approved for listing on Nasdaq (the "Nasdaq Approval").

     Conversion Rights. At the option of the holders of not less than 66-2/3% of the outstanding Notes, the Notes are convertible into shares of Preferred Stock at a conversion ratio of one share of Preferred Stock for each $100 of outstanding principal amount of Notes (the "Conversion Ratio") at any time after the Closing Date, provided that the Stockholder Approval has been obtained. At the option of the Company, the Notes are convertible at any time into shares of Preferred Stock at the Conversion Ratio, provided (i) the Stockholder Approval and Nasdaq Approval have been obtained, (ii) the Current Market Price (as defined) of the Common Stock exceeded $5.50 per share during the 30 consecutive Trading Days (as defined) immediately preceding the Stockholder Meeting, and
(ii) certain other conditions are satisfied. Upon conversion of the Notes, the Company will pay all accrued and unpaid interest in cash to the holders thereof.

     Penalty Interest. If the Company (i) fails to convene the Stockholders Meeting on or before July 26, 1999, (ii) fails to take other actions with respect to convening the Stockholders Meeting and seeking Stockholder Approval on or before July 26, 1999, (iii) fails to obtain the Nasdaq Approval within 30 days after the Stockholder Approval (the "Conversion Defaults"), or (iv) fails to pay the principal of and accrued and unpaid interest due on the Notes at maturity, the interest on the Notes will immediately increase by 0.05% per month and will further increase by 0.05% per month during which such Conversion Default or failure to pay principal and interest on the Notes at maturity continues, but in no event will the monthly interest rate exceed 1.5% (which is equivalent to an annual interest rate of 18%) (the "Penalty Interest"). The Company will not be obligated to pay the Penalty Interest until the maturity of the Notes if (i) the sole reason the Company fails to obtain Stockholder Approval is the failure of the holders of the Common Stock to approve the Stock Issuance at a meeting duly called and convened in accordance with the Securities Purchase Agreement (a "Stockholder Rejection"), and (ii) prior to the Stockholder Rejection, none of the Conversion Defaults exists and SunTrust Equitable has not withdrawn the Fairness Opinion.

     Redemption. The Company may redeem the Notes at its option at any time following the Closing Date at a redemption price equal to the outstanding principal amount of the Notes plus any accrued but unpaid interest to the date of redemption, in cash (the "Redemption Price") (i) prior to the Stockholder Meeting and (ii) thereafter, if and so long as either (a) the Notes are then convertible into shares of Preferred Stock at the option of the Company pursuant to the terms described above or (b) the Company is entitled to defer the payment of the Penalty Interest until the maturity of the Notes, as described above. If a Change of Control (as defined) occurs prior to the Company providing notice to the holders of the Notes that it will redeem the Notes, the Redemption Price of each Note shall be equal to the Notes Change of Control Price (as defined) for 90 days following the date the Company mails notice of such Change of Control to the holders of the Notes.

     Change of Control. In the event that there is a Change of Control, any record holder of Notes may require the Company to redeem any or all of the Notes held by such holder for an amount (the "Notes Change of Control Price") equal to the greater of (i) the outstanding principal amount of such Notes or (ii) the form and amount of consideration that such holder would have received had such holder converted such Notes into Preferred Stock and converted such Preferred Stock into Common Stock, plus all accrued and unpaid interest on the Notes being redeemed, to and including the date of redemption, in cash.

     Acceleration of the Notes. Pursuant to the Securities Purchase Agreement, the holders of 66-2/3% of the outstanding principal amount of the Notes may declare the entire outstanding principal balance of the Notes to be due and payable upon the occurrence of an Event of Default (as defined). In addition to certain other

Events of Default described in the Securities Purchase Agreement, the receipt of the Nasdaq Approval by the Company and the requirement that the Company convene the Stockholder Meeting by July 26, 1999 are each Events of Default under the Securities Purchase Agreement.

SUMMARY OF THE WARRANTS

     The Warrants entitle the holder thereof to purchase 135,000 shares of Common Stock, at any time following the Closing Date until January 26, 2006, at the price per share equal to the lower of (i) $9.45 and (ii) the closing sale price of the Common Stock for the thirty (30) consecutive Trading Days prior to the Stockholder Meeting, provided that such price shall in no event be less than $5.50 per share (the "Warrant Exercise Price").

     Upon the occurrence of any of the Conversion Defaults, the Warrant Exercise Price will be reduced to $.01; provided, however, that the Warrant Exercise Price will not be reduced to $.01 until the maturity of the Notes, if (i) the sole reason the Company fails to obtain Stockholder Approval is a Stockholder Rejection and (ii) prior to the Stockholder Rejection, none of the Conversion Defaults exists and SunTrust Equitable has not withdrawn the Fairness Opinion. In addition, unless by such time the Company has converted or redeemed all of the Notes, the Warrant Exercise Price will decrease by $1.00 on the last business day of each month, beginning on July 31, 1999 through and including December 31, 1999, provided that the Warrant Exercise Price will not be decreased below the par value of the Common Stock. The Warrant Exercise Price will also be reduced to $.01 per share upon a Change of Control, the maturity date of the Notes or the Company giving notice that it will redeem the Notes.

     In any event, the Warrant Exercise Price will be adjusted if there is a stock split, stock dividend, combination, reclassification or similar event with respect to the Common Stock, if certain distributions with respect to the Common Stock are made, if the Company issues shares of Common Stock or securities convertible into Common Stock under certain terms and in the event of certain mergers, certain consolidations, or a sale or transfer of all or substantially all of the Company's assets.

SUMMARY OF THE PREFERRED STOCK

     The rights, preferences and privileges of the Preferred Stock are set forth in the Preferred Stock Certificate which the Company filed with the Secretary of State of the State of Delaware simultaneously with the issuance of the Initial Preferred Stock.

     Designation, Number and Rank. The Preferred Stock Certificate authorizes 500,000 shares of Preferred Stock, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased (i) prior to conversion or redemption of all of the Notes and (ii) after conversion or redemption of all of the Notes, below the number of then outstanding shares of Preferred Stock. The Company may issue (i) up to 50,000 shares of the Preferred Stock as an original issuance, (ii) up to 150,000 shares of the Preferred Stock upon conversion of the Notes, and (iii) such number of additional shares as may be required to pay dividends on the Preferred Stock in shares of Additional Preferred Stock (as defined).

     Subject to certain exceptions, the Preferred Stock ranks senior to the Common Stock and all other existing or future capital stock of the Company with respect to dividend rights and rights on liquidation, dissolution or winding up of the Corporation.

     Dividends. Each share of Preferred Stock entitles the holder thereof to receive cumulative dividends at an annual rate equal to 5% from and after the date of issuance of such share of Preferred Stock (the "Issue Date"). Dividends shall be (i) computed on the basis of the Liquidation Preference (as defined);
(ii) accrue and be payable quarterly (each, a "Quarterly Dividend"), and (iii) payable in cash; provided, however, that if payment of cash dividends is restricted by the terms of any instrument or agreement relating to the Senior Debt or any other senior indebtedness of the Company, such dividends shall be payable in additional Preferred Stock ("Additional Preferred Stock"), which shall be issued on the date such dividend would otherwise be paid.

     The Company may not pay dividends or make distributions in cash, shares of stock or other property on the Common Stock or other capital stock of the Company unless (i) all accumulated and unpaid dividends on the Preferred Stock have been paid and (ii) at the same time, the same dividend or distribution is declared or paid or set apart, as the case may be, on the Preferred Stock and is payable on the same date, at the rate per share of Preferred Stock based upon the number of shares of Common Stock into which each share of Preferred Stock is convertible on the record date for such dividend or distribution (a "Permitted Dividend").

     In the event that (i) any Quarterly Dividend shall not have been paid in full, whether in cash or in kind, (ii) an event of default under the Securities Purchase Agreement (an "Event of Default") shall have occurred and be continuing for 30 days following the date notice of such event is required to be given, or
(iii) the Company fails to redeem in full the shares of Preferred Stock on the Mandatory Redemption Date (as defined), whether or not by reason of the absence of legally available funds, then, in any such case, the holders of Preferred Stock shall be entitled to annual dividends (in addition to any dividend otherwise payable) at a rate of 7.0% from the applicable payment date for the Quarterly Dividend or date of such breach, or Event of Default or failure to redeem, as the case may be, through the date of payment of such dividend, cure of such breach or Event of Default or redemption, as the case may be (a "Penalty Dividend").

     Voting. Each share of Preferred Stock entitles the holder thereof to vote on all matters submitted to a vote of the stockholders of the Company, voting together as a single class with the holders of Common Stock. Each share of Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible on the record date for such vote.

     So long as all of the shares of the Initial Preferred Stock and the shares of Preferred Stock issuable upon conversion of the Notes (collectively, the "FFT Preferred Stock") are outstanding, the Company may not take any of the following actions (each, a "Fundamental Change") without first obtaining the approval of the holders of 66-2/3% of the outstanding shares of Preferred Stock (the "66-2/3% Holders"): (i) sell all or substantially all of the assets of the Company or undertake a merger or consolidation transaction in which the stockholders of the Company immediately prior to the transaction possess less than 50% of the voting securities of the surviving entity immediately after the transaction; (ii) effect a reclassification or recapitalization of the issued and outstanding capital stock of the Company; or (iii) file a petition in bankruptcy for relief pursuant to the Federal Bankruptcy Code of 1978, as amended, consent to the appointment of or taking possession by a receiver (or other similar official) of the Company or an assignment for the benefit of the Company's creditors or take any similar action.

     The affirmative vote of the 66-2/3% Holders is necessary to: (i) authorize, increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes or series within a class of the Company's capital stock ranking prior to (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up), or pari passu with, the Preferred Stock, subject to certain exceptions; (ii) increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of, Preferred Stock other than upon the conversion of the Notes or to issue Additional Preferred Stock; or (iii) authorize, adopt or approve an amendment to the Company's Certificate of Incorporation or the Preferred Stock Certificate which would increase or decrease the par value of the Preferred Stock, or alter or change the powers, preferences or special rights of the Preferred Stock.

     Certain Restrictions. The Company shall not declare or pay dividends, or make any other distributions, on any shares of Parity Stock or Junior Stock, except for Permitted Dividends, at any time when (i) any Quarterly or Penalty Dividend payable on the Preferred Stock has not been paid in full, (ii) an Event of Default has occurred and has continued 30 days following the date notice of such event is required to be given, (iii) the Company has failed to redeem in full the shares of Preferred Stock on the Mandatory Redemption Date, (iv) the Company has defaulted on certain of its indebtedness, (v) the occurrence of an early termination date with respect to any interest rate swap agreement entered into by the Company as the result of the occurrence of an event of default pursuant to the swap agreement or (vi) a Fundamental Change has occurred and is continuing. "Parity Stock" means any capital stock of the Company ranking on a parity

(either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock. "Junior Stock" means any capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

     Subject to certain exceptions, the Company shall not, and shall not permit any of its subsidiaries to, redeem, repurchase or otherwise acquire any shares of Preferred Stock, Parity Stock or Junior Stock at any time when dividends on the payable Preferred Stock have not been paid in full, whether in cash or in kind, or any of the events set forth in clauses (i) through (iv) in the preceding paragraph has occurred and is continuing.

     Redemption. On July 26, 2006 (the "Mandatory Redemption Date"), the Company shall be required to redeem each outstanding share of Preferred Stock by paying the Liquidation Preference (as defined) in cash (the "Redemption Price") for each such share of Preferred Stock.

     The Company has the right, at its sole option, to redeem the Preferred Stock, in an amount not less than one-third of the amount of FFT Preferred Stock, for a per share amount equal to the Redemption Price; provided, however, that, (i) the Company shall not be permitted to redeem any shares of Preferred Stock on or prior to June 30, 2001 unless the Current Market Price per share of the Common Stock is equal to or greater than the Conversion Price multiplied by 225% for at least 45 consecutive Trading Days immediately preceding the date of the notice of redemption from the Company (the "Redemption Notice") and (ii) the Company shall not be permitted to redeem any shares of Preferred Stock any time after June 30, 2001 unless the Current Market Price per share of the Common Stock is equal to or greater than the Conversion Price multiplied by 225% for at least 30 consecutive Trading Days immediately preceding the date of the Redemption Notice.

     If a Change of Control occurs prior to the delivery of a Redemption Notice, the Redemption Price of each share of Preferred Stock shall be equal to the Change of Control Price for 90 days following the date the Company mails notice of such Change of Control to the holders of the Preferred Stock.

     Change of Control. In the event that there occurs a Change of Control, any record holder of Preferred Stock may require the Company to redeem any or all of the Preferred Stock held by such holder for an amount ("Change of Control Price") equal to the greater of (i) $150.00 per share of Preferred Stock, plus any accrued and unpaid dividends or (ii) the form and amount of consideration that such holder would have received had such holder converted such Preferred Stock into Common Stock prior to the Change of Control.

     Liquidation Preference. Upon any liquidation, dissolution or winding of the Company, each holder of outstanding shares of Preferred Stock is entitled to receive $100.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such share), plus an amount equal to all accrued but unpaid dividends on such share ("Liquidation Preference") before any distribution shall be made to the holders of shares of Junior Stock or Parity Stock.

     Conversion. Each share of Preferred Stock is convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $100.00 by the Conversion Price (as defined) at the option of the holder at any time after the Issue Date and prior to the close of business on the day prior to a date which the Company has set to redeem such shares of Preferred Stock. If the Company elects to redeem any shares of Preferred Stock, the right of the holders of the Preferred Stock to convert such shares of Preferred Stock will terminate the close of business on the business day preceding the date fixed for redemption. The Company shall pay to each holder of shares of Preferred Stock an amount equal to any accrued and unpaid dividends on the shares of Preferred Stock surrendered for conversion to the date of such conversion.

     The Conversion Price is equal to the lower of (i) $9.45 per share and (ii) the Current Market Price of the Common Stock during the 30 consecutive Trading Days prior to the Stockholders Meeting; provided that, the Conversion Price shall in no event be less than $5.50 per share. Notwithstanding the foregoing, the Warrants and the terms of the Preferred Stock each provide that, prior to the date of Stockholder Approval, the maximum number of shares of Common Stock that will be issued or be issuable upon exercise of the Warrants together with the shares of Common Stock that will be issued or be issuable upon conversion of the Preferred

Stock, may not exceed 19.9% of the Company's outstanding Common Stock. However, if prior to Stockholder Approval the total number of shares of Common Stock which are issuable upon exercise of the Warrants and conversion of the Preferred Stock would exceed 19.9% but for the 19.9% limitation described in the previous sentence, following Stockholder Approval the number of shares of Common Stock which are issuable will be recalculated to give effect to the full amount of shares of Common Stock that would have been issuable but for such limitation.

     Except with respect to the shares of Preferred Stock which have been converted or redeemed prior to June 30, 2001, if (i) the Conversion Price exceeds $8.00 per share and (ii) during the period beginning on the earlier of
(x) June 30, 2000 and (y) the date twelve months after the Stockholders Meeting and ending on June 30, 2001, the Current Market Price of Common Stock per share does not exceed 225% of the Initial Conversion Price for 45 consecutive Trading Days, the Conversion Price shall be reduced to $8.00. Except with respect to the shares of Preferred Stock which have been converted or redeemed prior to June 30, 2001, if (i) the Conversion Price exceeds $8.00 per share and (ii) during the period beginning on the earlier of (x) June 30, 2000 and (y) the date twelve months after the Stockholders Meeting and ending on June 30, 2001, the Current Market Price of Common Stock per share is more than 225% but less than 250% of the Initial Conversion Price for 45 consecutive Trading Days, the Conversion Price shall be reduced to an amount equal to the product of the Conversion Price multiplied by a quotient, the numerator of which shall equal the sum of (x) the Initial Conversion Price and (y) $8.00 and the denominator of which shall be 2.

     In any event, the Conversion Price will be adjusted if there is a stock split, stock dividend, combination, reclassification or similar event with respect to the Common Stock, if certain distributions with respect to the Common Stock are made, if the Company issues shares of Common Stock or securities convertible into Common Stock under certain terms and in the event of certain mergers, certain consolidations, or a sale or transfer of all or substantially all of the Company's assets.

SUMMARY OF THE SECURITIES PURCHASE AGREEMENT

     Board of Directors Representation. Pursuant to the Securities Purchase Agreement, on the Closing Date, the Board of Directors increased the size of the Board of Directors from seven to eight directors and appointed David A. Freeman, a designee of Capital Partners and Executive Partners, to the newly-created vacant directorship. Following the conversion of the Notes and for so long as Capital Partners and Executive Partners and their affiliates and affiliates of FFT own the percentage of FFT Preferred Stock or the Common Stock issuable upon conversion of the FFT Preferred Stock specified in the table below, the Company will be obligated to appoint the number of designees of Capital Partners and Executive Partners specified in such table (the "FFT Directors").

PERCENTAGE OF FFT PREFERRED                                                   NUMBER OF FFT
STOCK/COMMON STOCK                                            SIZE OF BOARD     DIRECTORS
---------------------------                                   -------------   -------------
Greater than or equal to 66-2/3%............................        9               3
Less than 66-2/3%, but greater than 33-1/3%.................        8               2
Less than or equal to 33-1/3%, but greater than 25%.........        7               1

     At each subsequent annual meeting of the Company, the Company will be obligated to nominate and recommend the number of designees of Capital Partners and Executive Partners as directors corresponding to the ownership of the FFT Preferred Stock by Capital Partners and Executive Partners at such time and to maintain the corresponding size of the Board, as indicated above. Executive Partners and Capital Partners will not have the right to designate a nominee to the Board if they, their affiliates and affiliates of FFT own less than 25% of the FFT Preferred Stock. If this Proposal No. 2 is approved by the stockholders, the Company will convert the Notes into shares Preferred Stock, and, as Capital Partners and Executive Partners will own all of the FFT Preferred Stock, or the resulting Common Stock, the Company will be obligated to maintain a nine member Board of directors and FFT will be entitled to designate three nominees to the Board of Directors.

     Additional Agreements Contingent on Conversion of the Notes. At any time any Notes remain outstanding, the Securities Purchase Agreement, among other things, prohibits (i) the Company from violating certain financial ratios and tests, (ii) subject to certain exceptions, any of the Company's subsidiaries from incurring any indebtedness or guaranteeing any indebtedness of the Company other than any borrowings under the Credit Facility or the outstanding principal amount of the Notes, (iii) the Company from incurring any additional indebtedness unless such indebtedness is pari passu with, or subordinate in right of payment to, the Notes; (iv) the Company and its subsidiaries from extending credit or making any form of investment in any other entity; (v) the Company from permitting any of its subsidiaries to issue any capital stock and (vi) the Company and its subsidiaries from taking any action which might restrict the ability of the Company's subsidiaries to pay dividends, make distributions, repay indebtedness, make loans or transfer assets to the Company or its other subsidiaries or guarantee any indebtedness of the Company or its other subsidiaries (collectively, the "Notes Covenants").

     Continuing Agreements. At any time that any Notes or one-third of the FFT Preferred Stock remains outstanding, the Securities Purchase Agreement obligates the Company to, among other things (i) satisfy certain financial ratios and tests, (ii) not issue any debt securities convertible or exchangeable into Common Stock or any equity securities ranking senior to or on a parity with the Preferred Stock, (iii) not to, and not permit any of its subsidiaries to, declare or pay any dividend on, or make any other distribution in respect of, or redeem, purchase or otherwise acquire any shares of Common Stock or any shares of Parity Stock or Junior Stock.

     Registration Rights Agreement. The Company entered into a Registration Rights Agreement, dated January 26, 1999 (the "Registration Rights Agreement"), with Capital Partners and Executive Partners pursuant to which it agreed to register the Common Stock issuable upon conversion of the FFT Preferred Stock and the Warrants for resale by the holders thereof.

CERTAIN DEFINITIONS.

     The following terms have the meanings indicated:

          "Change of Control" means: (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becoming, in a transaction or series of related transactions, the beneficial owner of voting securities entitled to exercise 50% or more of the total voting power of all outstanding voting securities of the Company (including any voting securities that are not then outstanding of which such person or group is deemed the beneficial owner) (the "Control Party"); (ii) the acquisition of beneficial ownership of 20 percent or more of the number of voting securities of the Company by any person or group, together with contractual rights, which would enable such person or group to prevent a merger, consolidation or sale of all or substantially all of the assets or other sale of the Company; (iii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, or (iv) sale of all or substantially all of the assets of the Company.

          "Current Market Price" when used with reference to shares of Common Stock or other securities on any date, shall mean the closing sale price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period shall mean the average of the daily closing sale prices per share of Common Stock or such other securities for such period. The closing price for each day shall be the closing sale price in the over-the-counter market, as reported by Nasdaq or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the closing sale price as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors. If the Common Stock is listed or admitted to trading on a national securities exchange, the closing price shall be the closing sale price, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the

     New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Current Market Price" shall mean the Fair Market Value per share of Common Stock or of such other securities as determined in good faith by the Board of Directors based on an opinion of an independent investment banking firm acceptable to holders of a majority of the shares of Preferred Stock.

          "Fair Market Value" means, as to shares of Common Stock or any other class of capital stock or securities of the Company or any other issuer which are publicly traded, the average of the Current Market Prices of such shares of securities for each day of the five consecutive Trading Days preceding the date as of which the Fair Market Value of a security is to be determined. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

          "Trading Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the States of New York or Tennessee are authorized or obligated by law or executive order to close or, if the Common Stock is listed or admitted to trading on any national securities exchange, a day on which such exchange is open for the transaction of business.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                                (PROPOSAL NO. 3)

     The Board of Directors has appointed Ernst & Young LLP as independent accountants for the Company for 1999. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders for ratification. If the proposal is not adopted, the Board of Directors may reconsider the appointment. A representative of Ernst & Young LLP is expected to attend the 1999 Annual Meeting. Such representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes entitled to be cast by the holders of all shares of Common and Preferred Stock that are present in person or represented by proxy and entitled to vote at the 1999 Annual Meeting is required to adopt the proposal.

                             ADDITIONAL INFORMATION

PROPOSALS FOR 2000 MEETING

     Any proposal of stockholders that is intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received at the Company's
principal executive offices no later than             , 1999 and must comply
with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting. The Company will have the right to confer to the persons named in its proxy cards for the Company's 2000 Annual Meeting discretionary authority to vote on any stockholder proposal that is not received at the Company's principal executive offices by
       , 2000.

COMMITTEE AND MEETINGS

     The Board of Directors of the Company held 12 meetings during the year ended December 31, 1998. The Audit Committee, which consists of Messrs. Bogan, Bovender, Eberle and Gildea, and Ms. Goldberg, held four meetings during 1998. The functions of the Audit Committee are (i) to recommend the appointment of the Company's independent accountants, (ii) to meet periodically with the Company's management and its independent accountants on matters relating to the annual audit, internal controls, and accounting principles of the Company, and the Company's financial reporting and (iii) to review potential conflict of interest situations, where appropriate. The Compensation Committee, which during 1998 consisted of Messrs. Bogan, Bovender, Eberle and Gildea, and Ms. Goldberg, held two meetings during 1998. The functions of the Compensation Committee are (i) to review and approve all employment and termination of executive officers, (ii) to monitor compensation of all management staff and (iii) to review and approve compensation of the Chief Executive Officer and other senior management. The Stock Committee, which consists of Messrs. Bogan, Bovender, and Gildea, and Ms. Goldberg, held three meetings during 1998. The function of the Stock Committee is to administer the Company's Amended Incentive Stock Plan and the Employee Stock Purchase Plan. The Company does not have a standing nominating committee. The Executive Committee, which consists of Messrs. Mercy and Eberle, held two meetings during 1998. The function of the Executive Committee is to exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except as may be limited by the Delaware General Corporation Law. During 1998, each director, except Messrs. Bogan and Bovender, attended more than 75% of all meetings of the Board of Directors and the committees on which he or she served.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by law to furnish the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's audited financial statements, supplementary financial information, management's discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, a copy of which is being mailed with this Proxy Statement. Certain unaudited financial information of the Company is incorporated herein by reference to the Company's Current Report on Form 8-K, dated March 26, 1999, a copy of which is being mailed with this Proxy Statement.

                 [LETTERHEAD OF SUNTRUST EQUITABLE SECURITIES]

                                                                         ANNEX A
                                JANUARY 26, 1999

Board of Directors
America Service Group
105 Westpark Drive, Ste. 300
Brentwood, Tennessee 37027

Lady and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock of America Service Group Inc., a Delaware corporation (the "Company"), of the consideration to be paid or received by the Company, as the case may be, with all such transactions being taken as a whole:

  (i) in exchange for all the outstanding capital stock (the "EMSA Stock") of EMSA Government Services, Inc., a Florida corporation ("EMSA"), pursuant to the Stock Purchase Agreement, dated as of December 18, 1998 (the "Purchase Agreement"), by and between Inphynet Administrative Services, Inc. ("Seller") and the Company (the "Acquisition");

  (ii) for the issuance of $15,000,000 aggregate principal amount of Subordinated Convertible Bridge Notes (the "Notes") with detachable warrants for the purchase of shares of Common Stock of the Company (the "Warrants") and $5,000,000 of convertible preferred stock (the "Preferred Stock") to funds managed by Ferrer, Freeman, Thompson & Co. ("FFT"), on the terms and subject to the conditions set forth in the term sheet dated November 13, 1998 and executed by FFT and the Company (the "FFT Securities Term Sheet"); and

  (iii) in borrowing up to $52,000,000 (the "Senior Debt") from NationsBank of Tennessee, N.A. ("NationsBank") pursuant to an Amended and Restated Credit Agreement, on the terms and subject to the conditions set forth in the term sheet issued by NationsBank, dated November 13, 1998 (the "Senior Debt Term Sheet").

     The purchase price to be paid for the EMSA Stock under the Purchase Agreement is $67,000,000, subject to adjustment, upwards or downwards, based upon EMSA's working capital as of the closing date. The terms and conditions of the Acquisition are more fully set forth in the Purchase Agreement. The FFT Term Sheet provides for the issuance of $15,000,000 principal amount of Notes with detachable Warrants to purchase 135,000 shares of the Company's Common Stock for a purchase price of $15,000,000, and shares of Preferred Stock for a purchase price of $5,000,000. The Notes, Warrants and Preferred Stock are sometimes referred to collectively as the "FFT Securities". The Notes are convertible into additional shares of Preferred Stock for a period of one year from closing subject to certain conditions, including approval by the Company's stockholders. The terms of the FFT Securities and certain conditions to their issuance, including the delivery to the Company of a fairness opinion of its financial advisor and the negotiation and execution of definitive agreements and documentation, are summarized in the FFT Securities Term Sheet. The terms and conditions of the Senior Debt are summarized in the Senior Debt Term Sheet, and the availability to the Company of the Senior Debt is subject to the negotiation and execution of definitive agreements and documentation.

     SunTrust Equitable Securities Corporation ("SunTrust Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering this opinion. In the past, SunTrust Equitable has performed investment banking and financial advisory services for the Company from time to time for which we have received compensation. In the ordinary course of our business, we may trade the equity securities of the Company and MedPartners, Inc., a Delaware corporation and the parent of EMSA ("MedPartners"), for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with our opinion, we have reviewed, among other things, (i) the Purchase Agreement; (ii) the FFT Securities Term Sheet; (iii) the Senior Debt Term Sheet; (iv) certain financial and other information with respect to EMSA, MedPartners and the Company that was publicly available; and (v) certain financial analyses, financial forecasts, reports and other information prepared by the respective managements and representatives of the Company and EMSA which was furnished to us by you. We held discussions with the management and representatives of the Company and EMSA concerning the historical and current operations, financial condition, business, strategic objectives and prospects of EMSA and the Company. In addition, we (a) conducted a comparable companies analysis in which we reviewed three different sets of publicly traded companies, comprising health maintenance organizations, physician practice management companies and corrections companies, including an analysis of historical financial information, historical stock market prices and current market capitalization and debt levels relative to various operating measures and earnings estimates, and earnings expectations forecasted by securities analysts;
(b) performed a discounted cash flow analysis; (c) reviewed the financial terms of certain recent acquisitions involving public and private companies, including both health maintenance organizations and corrections companies; (d) performed a pro forma combination analysis which involved estimating the potential financial impact of the Acquisition on the historical and projected earnings per share of the Company, based upon factors which included the anticipated accounting treatment for the Acquisition, the source of funds to effectuate the Acquisition, and the anticipated operating contribution of EMSA to the Company's financial performance; and (e) conducted such other financial studies, and analyses and considered such other factors as we deemed appropriate in arriving at out opinion. We note that certain terms of the FFT Securities, including the ultimate conversion price of the Preferred Stock, are dependent upon the market price for the Company's Common Stock during certain periods set forth in the FFT Securities Term Sheet. These presently unascertainable variables could lead to a number of different outcomes. Accordingly, we analyzed two different scenarios:
(A) a "base case" in which we assumed that the Notes are converted into Preferred Stock on June 30, 1999, and that there is a modest increase in the market price of the Company's Common Stock during the period within which the conversion price of the Common Stock would be subject to adjustment (the "Adjustment Period"); and (B) a "pessimistic case" in which we assumed that the Notes are not converted into Preferred Stock and that the market price of the Company's Common Stock does not appreciate during the Adjustment Period. Each of these scenarios was analyzed with regard to (1) the impact on the Company's diluted earnings per share; (2) the anticipated financial covenants under the Senior Debt credit facility; and (3) the percentage of the Common Stock of the Company which might be owned by the purchasers of the FFT Securities as a result of the potential adjustment in the conversion price of the Preferred Stock.

     In rendering this opinion, we have relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us concerning the Company or EMSA. We have assumed that the financial forecasts and other information and data furnished to us and which we examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the respective managements of the Company and EMSA with respect to the future financial performance of the Company and EMSA and the potential strategic implications and operational benefits anticipated from the Acquisition. We have also assumed, with your consent, (I) that the Company will acquire the EMSA Stock under the Purchase Agreement, that each of the parties thereto will perform all of the covenants and agreements to be performed by it under the Purchase Agreement, and that all conditions to the obligations of each party will be satisfied without any waiver thereof, except to the extent that any non-compliance or waiver would not be material to our analysis; (II) that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Acquisition will be obtained, and that in connection with obtaining any such approvals and consents, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made, that would have a material adverse effect on EMSA or the Company or materially reduce the contemplated benefits of the Acquisition; and (III) definitive documents will be negotiated and executed with respect to the FFT Securities and the Senior Debt that contain terms and conditions reasonably customary for such securities and indebtedness that currently are available to similarly situated entities, and that the terms of the FFT Securities and the Senior Debt in the definitive documents relating thereto will not vary from the terms set forth in the FFT Securities Term Sheet or the Senior Debt Term Sheet, as the case may be, in any regard that would be material to our analysis. We have not made an independent evaluation or appraisal of the assets or liabilities (individually or collectively, contingent or otherwise) of EMSA, nor were we furnished with any such evaluations or appraisals. We understand that the purchase price for the EMSA Stock was determined in arms-length negotiations between the Company and the Seller. Our opinion does not address the solvency of the Company. Our opinion is baed upon economic, monetary, stock market and other conditions existing on the date hereof.

     It is understood that this opinion is addressed to and for the use and benefit of the Board of Directors of the Company in evaluating each of the contemplated transactions. This opinion is not a recommendation to the stockholders of the Company with respect to any aspect of the contemplated transactions for which the approval of stockholders of the Company may be sought or required.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid or received by the Company, as the case may be, (i) for the EMSA Stock, (ii) for the FFT Securities and (iii) for the Senior Debt, with all such transactions being taken as a whole, is fair, from a financial point of view, to the holders of shares of the Company's Common Stock.

                                  Very truly yours,

                                  /s/ SunTrust Equitable Securities Corporation

                                  SUNTRUST EQUITABLE SECURITIES CORPORATION

                           AMERICA SERVICE GROUP INC.

                                     PROXY

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS ON JUNE      , 1999

     The undersigned hereby appoints MICHAEL CATALANO and JEAN L. BYASSEE and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of America Service Group Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on
               ,        , 1999, at 10:00 a.m., Central Daylight Time, at
NationsBank Plaza, 414 Union Street, 3rd Floor, Nashville, Tennessee 37219, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

                (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)

                              - FOLD AND DETACH -

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSALS.

            Please mark your votes as [X] indicated in this example

 1.  TO ELECT NINE (9) DIRECTORS TO TERMS EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS:
     Michael Catalano                            Carol R. Goldberg                           Richard M. Mastaler
     William D. Eberle                           David A. Freeman                            Scott L. Mercy
     John W. Gildea                              Jeffrey L. McWaters                         Richard D. Wright

[ ]  FOR ALL NOMINEES LISTED (EXCEPT AS     [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL
     MARKED TO THE CONTRARY BELOW)               NOMINEES LISTED

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST
ABOVE.)
 2.  TO RATIFY THE PRIVATE PLACEMENT AND APPROVE THE STOCK ISSUANCE (TO BE VOTED ON BY HOLDERS OF COMMON STOCK ONLY):
[ ]  FOR                                    [ ]  AGAINST                                [ ]  ABSTAIN
 3.  TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1998:
[ ]  FOR                                    [ ]  AGAINST                                [ ]  ABSTAIN

                          (Continued on reverse side)

                          (continued from other side)

 4.  IN THE DISCRETION OF THE PROXIES, ON ANY MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                Dated:                    , 1999
                                                     ----------------------

                                                --------------------------------
                                                 Signature(s) of Shareholder(s)

                                                Please sign exactly as your name
                                                or names appears hereon. Where
                                                more than one owner is shown
                                                above, each should sign. When
                                                signing in a fiduciary or
                                                representative capacity, please
                                                give full title. If this proxy
                                                is submitted by a corporation,
                                                it should be executed in the
                                                full corporate name by a duly
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.